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  FORM 3
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         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
           Company Act of 1935 or Section 30(f) of the
                  Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

          SHENOY              SUDHAKAR            V
          ------------------------------------------------
          (Last)              (First)             (Middle)

          10411 MOTOR CITY DRIVE
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                              (Street)

          BETHESDA            MARYLAND            20817
          ---------------------------------------------
          (City)              (State)             (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

          JUNE 17, 1999

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3.   I.R.S. Identification Number of Reporting Person, if an
     entity (voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

          STARTEC GLOBAL COMMUNICATIONS CORPORATION   (STGC)

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5.   Relationship of Reporting Person(s) to Issuer
                    (Check all applicable)

          _X_  Director                 __   10% Owner
          __   Officer (give title      ___  Other (specify
                         below)                        below)

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6.   If Amendment, Date of Original (Month/Day/Year)



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7.   Individual or Joint/Group Filing (Check Applicable Line)

          _X_  Form filed by One Reporting Person
          ___  Form filed by More than One Reporting Person

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     TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.   Title of Security (Instr.4)

          COMMON STOCK, $.01 PAR VALUE

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2.   Amount of Securities Beneficially Owned (Inst.4)

          1,000

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3.   Ownership Form: Direct (D) or Indirect (I) (Instr.5)

          Direct

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4.   Nature of Indirect Beneficial Ownership (Instr. 5)



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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see
     Instruction 5(b)(v).
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FORM 3 (continued)
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   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g.,
     PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.   Title of Derivative Security (Instr. 4)

          None

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2.   Date Exercisable and Expiration Date (Month/Day/Year)

          Date Exercisable         Expiration Date
          ----------------         ---------------

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     3.   Title and Amount of Securities Underlying Derivative
     Security (Instr. 4)

          Title                    Amount or Number of Shares
          -----------------        --------------------------

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4.   Conversion or Exercise Price of Derivative Security


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5.   Ownership Form of Derivative Security: Direct(D) or Indirect
     (I) (Instr. 5)

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6.   Nature of Indirect Beneficial Ownership (Instr. 5)


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Explanation of Responses:




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                 /s/ SUDHAKAR V. SHENOY             JUNE 17, 1999
               -------------------------------      -------------
               **Signature of Reporting Person         Date

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
     U.S.C. 78ff(a).